Exhibit 10(u)

                             INDUCEMENT AGREEMENT
                          WELLMAN OF MISSISSIPPI, INC.

   This Inducement Agreement (the "Agreement") is made and entered into as of the latest date referenced on the signature pages hereof, by and among the Mississippi Department of Economic and Community Development ("MDECD") acting for and on behalf of the State of Mississippi (the "State"), the Mississippi Business Finance Corporation ("MBFC"), the Mississippi Major Economic Impact Authority (the "Authority"), the Mississippi Department of Education ("DOE"), Hancock County, Mississippi (the "County"), Hancock County Tax Assessor (the "Tax Assessor"), Hancock County Port and Harbor Commission (the "Port Commission"), Pearl River Community College (the "College") and Wellman of Mississippi, Inc. (the "Company").

WITNESSETH:

   WHEREAS, the parties hereto wish to set forth their collective commitment to enter into individual binding agreements concerning the acquisition, by construction or otherwise, and equipping of a manufacturing facility in the Port Bienville Industrial Park in Hancock County, Mississippi (the
"Project") and the actions to be taken by the MDECD, the MBFC, the Authority, DOE, the County, the Tax Assessor, the Port Commission and the College (collectively, the "Inducers") in support of the development of the Project; and

   WHEREAS, as used herein, the term "Project" shall be deemed to relate to a "project" under the Impact Act (as hereinafter defined), as well as all Facilities Related to the Project (as defined in the Act); and

   WHEREAS, the Project will constitute a "project" as that term is defined in the Mississippi Major Economic Impact Act, appearing as Section 57-75-1 et seq., Mississippi Code of 1972, as amended (the "Impact Act"), requiring an initial capital investment of not less than Three Hundred Million Dollars ($300,000,000); the Project constitutes a manufacturing facility having an estimated 600,000 square feet under roof; the Project will be located on an approximately 488 acre parcel of land (the "Site"); and approximately 250 people will be employed (as such term is used in Section 5 herein) at the Project within three (3) years after the Project is completed; and

   WHEREAS, the Company presently expects to expand the Project following its completion, in two or more additional phases and that the Project, as so expanded and in full operation, will result in the employment of approximately seven hundred (700) people and will require a total capital investment of approximately One Billion Dollars ($1,000,000,000); and

   WHEREAS, all eligible costs paid or incurred by the Company from and after February 27, 1996 with respect to the Project shall be deemed to constitute a portion of the initial capital investment for the Project pursuant to the Impact Act and the parties acknowledge that all such costs have been made in reliance upon and in response to the inducements hereinafter described; and
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   WHEREAS, the Site and the improvements thereon to be financed with proceeds of the Impact Bonds or the County Bonds (both as hereinafter defined) will be leased by the Port Commission to the Company; and

   WHEREAS, as used in this Agreement, the Company refers to the Company or any of its existing or future affiliates, domestic or foreign, and the Company may, in its sole discretion, assign, including any conveyance, by lease or sublease, any or all of its interests hereunder or with respect to the Project to such affiliates; and

   WHEREAS, pursuant to the provisions of the Impact Act, the State, acting through the State Bond Commission, will agree herein to issue taxable General Obligation Bonds (the "Impact Bonds") in a principal amount that is necessary to provide not less than Thirty-five Million Dollars ($35,000,000) for the purposes of, inter alia, defraying all or any portion of the eligible costs incurred with respect to acquisition, planning, design, construction, installation, rehabilitation, improvement, and relocation of the Project and any Facility Related to the Project (as that term is defined in the Impact Act), and costs associated with mitigation of environmental impacts, all as provided in Section 57-75-15(4) of the Impact Act and as hereinafter set forth; and

   WHEREAS, pursuant to the provisions of Section 57-10-401, et seq., Mississippi Code of 1972, as amended (the "RED Act"), the MDECD, acting through the MBFC, will agree herein to issue one or more series of Industrial Development Revenue Bonds (the "RED Bonds") in a principal amount presently anticipated not to exceed in the aggregate Four Hundred Million Dollars ($400,000,000) in order to finance a portion of the Project; and

   WHEREAS, the MBFC has determined that the portion of the Project to be financed with the RED Bonds constitutes an Economic Development Project, as that term is defined in the RED Act; and

   WHEREAS, each of the Inducers (i) recognizes that the Company can locate the Project in other locations, (ii) wants to encourage the Company to locate the Project in the County for the benefit of the citizens of the State and the constituents of each of the Inducers, and (iii) enters into this Agreement in consideration of and as an inducement to the Company to locate the Project in the County and in consideration of the economic benefits to be realized by the parties hereto, including but not limited to, the economic impact, the increased tax revenues and other benefits to be received by the Inducers and the general public; and

   WHEREAS, each of the Inducers recognizes that the Company would not locate the Project in the County without the inducements provided herein by each of them for the entire period for which such inducements are available (pursuant to existing law, as presently interpreted and construed); and

   WHEREAS, each of the Inducers will exercise its best efforts to maintain the inducements provided for herein with respect to each respective Inducer (in the manner and amounts authorized by existing law, as presently

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interpreted and construed) for the entire period referenced herein, recognizing that the Company has relied upon such inducements and the maintenance thereof for such periods in connection with its decision to locate the Project in the County; and

   WHEREAS, the Inducers and the Company have set forth the obligations each of them agrees to undertake in connection with the Project in an Inducement Package, a copy of which is attached hereto and is hereby incorporated by reference herein, including all attachments thereto (the "Inducement Package"), and all terms set forth in the Inducement Package are hereby approved by all of the parties hereto, as such terms may be applicable to each respective Inducer; and

   WHEREAS, the agreements contained herein have been the subject of arm's length negotiations between the Company and each of the Inducers, and each of the Inducers acknowledges that the obligations set forth herein are the valid and binding obligations of such party, enforceable against such party in accordance with the terms hereof.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

   Section 1. Inducers' and Company's Obligations. Each of the Inducers hereby agrees that, in consideration of the Company locating the Project in Hancock County, Mississippi, it will provide the respective inducements or services to be provided by it as set forth herein, including the obligations set forth in the Inducement Package. The Company hereby agrees that, in consideration of the Inducers providing said inducements or services, it will locate its Project in Hancock County, Mississippi.

   Section 2. No Additional Cost to the Company. The inducements referenced herein and in the Inducement Package shall be provided for the express purpose of benefitting the citizens of the State and the constituents of each of the Inducers, in consideration of the economic benefit to be realized by the Inducers, at no additional cost to the Company except as specifically provided in the Inducement Package.

   Section 3. Severability. If any clause, provision or section of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. Notwithstanding the above, the parties recognize that the obligation of the Company to proceed with the construction of the Project is dependent upon the fulfillment of each element of the Inducement Package by the Inducers. If, following the expenditure of the proceeds of the Impact Bonds as provided herein, the Company fails to proceed with the Project, the Company will reimburse the MDECD as provided in Section 5 herein.

   Section 4. Impact Bonds. Each Inducer acknowledges that Company representatives have described the operations that are expected to be performed at the Site and the improvements and machinery that will be required to be acquired and constructed on the Site in order to complete the Project. The MDECD and the Authority hereby agree, represent and warrant that the items specified in the Inducement Package to be financed with the proceeds of the Impact Bonds constitute lawful applications of such proceeds.

   Section 5. Remedies for Failure to Perform. In the event any of the Inducers or the Company fail to meet any obligation set forth herein for any reason (subject to force majeure, as provided herein), the Company or Inducers may proceed against such party, but only against that party, in such manner as it determines advisable, either at law or in equity, including, but not limited to, suits for specific performance or damages (excluding consequential damages). The Company shall not be obligated to proceed with the construction of the Project by reason of the failure of one or more of the Inducers to fulfill any of its or their material obligations under the Inducement Package, and the Company shall not be liable for any costs or losses incurred by any other Inducer in its endeavor to fulfill its obligations under the Inducement Package. For purposes of this Section 5, the term "material obligations" shall mean the availability of the proceeds of the Impact Bonds and the County Bonds and the exercise by the MBFC of all appropriate procedural requirements in connection with the issuance of the RED Bonds and the availability of the tax incentives reference in paragraphs 1, 2, 4 and 5 of the "Tax Benefits" section of the Inducement Package and paragraphs 2 and 5 of the "Other Tax Benefits" section of the Inducement Package.

   The Company agrees that if the proceeds of the Impact Bonds are expended as set forth in the Inducement Package, the Company will reimburse the MDECD the following amounts if the Company fails to meet the following standards and the MDECD demands such reimbursement (or funding as provided in IA below):

I.   Standards

     A. If, by the fifth anniversary of the ground breaking for the Project, there has not been capitalized expenditures of at least Three Hundred Million Dollars ($300,000,000) with respect to the Project, the Company will deposit in a trust account an amount equal to the greater of the difference between (i) Three Hundred Million Dollars ($300,000,000) and the amount of capital expenditures made with respect to the Project and (ii) Thirty-five Million Dollars ($35,000,000). The amounts in such account shall be available for and only for the completion of the Project or additions thereto in satisfaction of the Company's obligation to make an initial capital investment of at least Three Hundred Million Dollars ($300,000,000) for the Project; provided, that if amounts deposited by the Company in such account are not expended for eligible Project costs within twelve (12) months of the date such amounts were deposited therein, the Company and the MDECD agree to negotiate an appropriate amount of time by which such amounts must be expended with respect to the Project; provided further, that if the MDECD determines, after good faith negotiations with the Company, taking into account the factors that led to a delay in the expenditure by the Company, that no extension is appropriate, either at the end of such twelve (12) month period or following any agreed upon extension, the Company shall be required to reimburse to the MDECD (the State) the amounts required pursuant to law, not to exceed Thirty-five Million Dollars ($35,000,000). Upon making such reimbursement, all amounts remaining on deposit in the trust account shall be returned to the Company. In any event, once the Company expends Three Hundred Million Dollars ($300,000,000) with respect to the Project, all amounts on deposit in the trust account shall be promptly repaid to the Company.

          If the Company is required to reimburse the MDECD any amounts pursuant to (A) above, the provisions set forth in (B), (C) and (D) below shall be automatically and immediately terminated and shall be deemed null and void.

     B. If fewer than 150 people are employed at the Project in the First Measurement Period, the Company will reimburse MDECD $8,000,000.

     C. If fewer than 150 people are employed at the Project in the Second Measurement Period, the Company will reimburse MDECD $7,000,000.

     D. If fewer than 150 people are employed at the Project in the Third Measurement Period, the Company will reimburse MDECD $6,000,000.

II.   Definitions

   For the purposes of this Section 5:

     A. A person shall be deemed "employed at the Project" if such person is compensated (whether by the Company or by or through a third party, i.e. contract labor) for more than 1820 hours (calculated on the basis of an average of 35 hours per week times 52 weeks) at the Site during the applicable Measurement Period.

     B.   A Measurement Period is defined as a 365-day period.

     C.   As a general rule the Measurement Periods will be as follows:

          1. The First Measurement Period will begin when the Project has reached Production Capacity.

          2. The Second Measurement Period will commence immediately after the First Measurement Period is complete.

          3. The Third Measurement Period will commence immediately after the Second Measurement Period is complete.

     D. The following special rules modify the general rules set forth in C above:

          1. The Measurement Period is automatically suspended for any force majeure, which include, but are not limited to, acts of God, shortages of raw material supplies, equipment breakdown, transportation delays or a force majeure affecting any customer to whom the Company sells over one million pounds of product per year.

          2. Production Capacity is defined as the date following (i) the expenditure by the Company of not less than Three Hundred Million Dollars ($300,000,000) (not including the value of any inducements referenced in this Agreement) at the Site, and (ii) the equipment installed at the Site has an annual instantaneous production capacity of at least six hundred million (600,000,000) pounds of first quality product and such equipment has been producing first quality product for three (3) consecutive months at its stated capacity.

          3. If in any one Measurement Period more than 150 people are employed at the Project, the number of employees in excess of 150 may be carried either forward or back to another Measurement Period, except that no more than 85% of the 150 person employment requirement in any Measurement Period may be satisfied by carryovers.

          4. Notwithstanding anything herein to the contrary, the Company shall not be liable for any reimbursement to the MDECD if the MDECD does not satisfy all of its obligations under the Inducement Package.

   In the event the Company does not proceed with the Project and the County or Port Commission has expended amounts with respect to the Project, the only obligation of the Company to reimburse such entities shall be governed by the terms of the letter agreement between the Company and the Port Commission, dated December 21, 1995, a copy of which is attached hereto and incorporated by reference herein.

   Section 6. Conditions Precedent. This Agreement shall not be binding upon the Company unless and until the following conditions precedent have been met to the satisfaction of the Company:

     a. The operating contracts referenced in the Inducement Package under the heading, "Project Operations," have been executed.

     b. An agreement is executed between the Company and the Tax Assessor pertaining to the determination of the assessed value of the Project, depreciation schedules and the identification of the date on which the Project is complete for purposes of ad valorem taxation.

     c. The Mississippi State Tax Commission and the Attorney General of the State of Mississippi each provides a ruling or opinion regarding the inducements set forth in this Agreement.

     d. The State Bond Commission authorizes the issuance of the Impact Bonds, and the use of the investment earnings on the proceeds of the Impact Bonds for eligible Project costs as described herein.

     e. The County has met all statutory requirements pertaining to the issuance of the County Bonds.

     f. The MBFC has met all statutory requirements pertaining to the issuance of the RED Bonds.

     g. An agreement by the applicable Inducers and the Company pertaining to the Fee in Lieu of Taxes provided by Section 27-31-104, Mississippi Code of 1972, as amended.

     h. Each of the environmental reports, endangered species report, wetlands report, archeological, cultural and historical report, geotechnical and topographical report has been submitted to and approved by the Company, both in terms of form and content. The Company acknowledges that the County will not issue the County Bonds and the State will not issue the Impact Bonds until the Company provides the County and the State with written evidence of its approval of such reports and its acceptance of the Site.

     i. The Port Commission and/or the County has entered into a binding contract for the purchase of the Site and the Remaining Land (as defined in the Inducement Package) at a price (including closing costs) not in excess of Two Million Six Hundred Fifty Thousand Dollars ($2,650,000).

     j. The Company determines that title to the Site is acceptable for the purposes of completing and operating the Project.

   The Inducers expect to have all of these conditions precedent satisfied by May 15, 1996.

   Section 7. Waivers. The Company, and only the Company, may waive any of the obligations of one or more of the Inducers set forth in this Agreement. No delay or omission to exercise any right or power by any party shall be construed to be a waiver thereof. In the event any provision contained herein shall be waived by the Company, such waiver shall not be deemed to waive any other provision hereunder. To the extent that any party's performance is subject to any regulatory or governing body approvals or requires approval by qualified electors under applicable law, that party or those parties shall have no obligation to perform and shall not be liable for non-performance, unless and until such regulatory or governing body approves or authorizes such performance, or such approval of the qualified electors is obtained; provided, however, all parties affected thereby shall use their best reasonable efforts to secure such approval or authorization.

   Section 8. Confidentiality. The Inducers acknowledge that the existence of this Agreement and the terms hereof are highly confidential and each of them agrees not to divulge any of such information to any third person unless such disclosure is approved by the Company or is required by law. None of the Inducers will make any public announcement, written or oral, regarding the Project without the prior written consent of the Company.

   Section 9. Time is of the Essence. The Inducers acknowledge that a delay in the completion of the Project will cost the Company substantial amounts of money and therefore, time is of the essence as to all terms and conditions of this Agreement. It is the intent of the parties that the

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
construction portion of the Project will proceed so that it will be substantially ready for the installation of equipment by March 31, 1997, unless otherwise agreed to by all of the parties. All parties agree that they will use good faith in their attempt to have the Project proceed on that schedule. The provisions of this Section 9 are subject to acts of God, including epidemics, landslides, lightning, earthquakes, fires, hurricanes, tornadoes, storms, floods, washouts and droughts. All contracts entered into by any of the Inducers which pertain to the acquisition, by construction or otherwise, of the Project shall contain clauses satisfactory to the Company which penalize the other party in the event of late performance.

   Section 10. Amendments. Any amendments to this Agreement shall be in writing and signed by all parties who are affected by such amendment or their respective successors and assigns.

   Section 11. Applicable Law, Arbitration and Forum Selection. This Agreement shall be governed by the laws of the State of Mississippi notwithstanding the fact that one or more of the parties to this Agreement may be or become a resident or a citizen of, or be or become domiciled in, a different state. Any and all disputes under or in any way concerning this Agreement (whether based upon contract, tort or otherwise) or the actions or failures to act of one or more of the parties in the negotiation, administration, performance or enforcement hereof, shall be submitted to binding arbitration in Hinds County, Mississippi under the rules of the American Arbitration Association concerning commercial disputes, and the parties agree to be bound by any decision reached under such rules. Venue for any legal action arising from this Agreement, including enforcement of any arbitration award, shall be in Hinds County, Mississippi. For purposes of this Section, the Inducers hereby acknowledge that the Company is managed and controlled from its corporate headquarters in New Jersey.

   Section 12. Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

   Section 13. Headings. The use of captions and headings in this Agreement and in the Inducement Package are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

   Section 14. Gender; Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

   Section 15. Successors. Except for benefits provided pursuant to the RED Act, all the provisions herein contained shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto, to the same extent as if each successor and assign were in each case named as a party to this Agreement. RED Act benefits may be assigned by the Company with the written consent of the MBFC, provided however, the MBFC agrees that it will consent to any assignment to a Permitted Transferee as such term is defined in the Miscellaneous Section of the Inducement Package.

   Section 16. Entire Agreement. This Agreement, including the Inducement Package, constitutes the essential terms of the agreement between the Company and the Inducers for the purposes stated herein, and no other offers, agreements, understandings, warranties, or representations exist between the Company and the Inducers. The parties intend that the leases, project operation agreements, tax payment agreements and other agreements to which reference is made herein and which shall be prepared and executed after the date of execution of this Agreement (the "Additional Agreements") shall contain the terms and conditions described in this Agreement. The Company shall not be required to enter into any agreements other than the Additional Agreements or to pay amounts in excess of the amounts described herein pursuant to the Additional Agreements contemplated herein.

   IN WITNESS WHEREOF, the Inducers and the Company have executed this Agreement on the dates set forth opposite their respective names.

                                   State of Mississippi
                                   By:  Department of Economic
                                        and Community Development

Date:         4-16-96              By:  /s/ James B. Heidel
     ----------------------             --------------------------
                                        Executive Director

                                   Mississippi Business Finance Corporation

Date:         4-16-96              By:  /s/
     ----------------------             --------------------------
                                        Executive Director

                                   Mississippi Major Economic Impact
                                    Authority

Date:         4-16-96              By:  /s/ James B. Heidel
     ----------------------             --------------------------
                                        Executive Director

                                   Mississippi Department of Education

Date:         4-16-96              By:  /s/ Nancy Alley
     ----------------------             --------------------------
                                   Title: Director, Industrial Services
                                   Pearl River Community College

                                   Pearl River Community College

Date:         4-16-96              By:  /s/ Ted J. Alexander
     ----------------------             --------------------------
                                        President

                                   Hancock County, Mississippi

Date:         4-16-96              By:  /s/ Phillip Moran
     ----------------------             --------------------------
                                        President, Board of Supervisors

Date:         4-16-96                   Timothy A. Kellar
     ----------------------             --------------------------
(SEAL)                                  Clerk, Board of Supervisors

                                   Hancock County Tax Assessor

Date:         4-16-96              By:  /s/ Edwards
     ----------------------             --------------------------
                                        President

                                   Hancock County Port and Harbor
                                   Commission

Date:         4-16-96              By:  /s/ David N. McDonald
     ----------------------             --------------------------
                                        Chairman

                                   Wellman of Mississippi, Inc.

Date:         4-17-96              By:  /s/ Keith R. Phillips
     ----------------------             --------------------------
                                   Title:  Treasurer

                                 Guaranty
                                 --------


   Wellman, Inc. hereby guarantees all of the obligations of Wellman of Mississippi, Inc. under this Inducement Agreement.

                                   Wellman, Inc.

Date:         4-17-96              By:  /s/ Keith R. Phillips
     ----------------------             --------------------------
                                   Title:  Chief Financial Officer










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                       INDUCEMENT PACKAGE*
                    WELLMAN OF MISSISSIPPI, INC.

           , 1996
-----------

MISSISSIPPI MAJOR ECONOMIC IMPACT AUTHORITY BOND FINANCING

The State of Mississippi, acting through the State Bond Commission, will issue General Obligation Bonds under the Mississippi Major Economic Impact Act, (appearing as Section 57-75-1 et seq.), in a principal amount of Thirty-five Million Dollars ($35,000,000), (less the reasonable costs of issuance pertaining to the Impact Bonds which are anticipated not to exceed Forty Thousand Dollars ($40,000)), shall be segregated in an account specifically earmarked for costs associated with the Project. The amounts in such account shall be invested in accordance with applicable law. The amounts initially deposited in such account, together with interest earmarked thereon, shall be utilized to finance the costs associated with each of the following portions of the Project (as such term is defined in the Impact Act), including costs associated with engineering and design which are incurred by the Company provided such engineering and design costs are specifically related to the inducements set forth in this Section of the Inducement Package:

     (1)   Site Preparation including, but not limited to, the following:

          -   clearing, grubbing, cutting, and filling;
          - topsoil stripping, stockpiling, respreading and fine grading;
          -   hydro seeding, swales and landscaping;
          -   storm drainage grading and piping;
          -   equalization basin and retention pond; and
          - perimeter fencing around Site and perimeter fencing surrounding the manufacturing facilities
          -   cost of mitigation of wetlands (if requested by the Company)

The plans for these site preparation activities will be subject to approval of the Company in order to ensure that the activities will be carried out in a manner consistent with the Company's master plan for the Site.

     (2) Permanent and Construction On-Site Roads and Parking: In order to enhance the Site, the State and County will build construction and permanent roads and parking (gravel, asphalt and concrete) that the Company specifies it needs on the Site. Where possible, construction roads and parking will be combined with roads and parking required for the training center (number 10 below), the fiber warehouse (number 8 below) and the resin storage facility (number 3 below).

  *   All statutory references refer to Mississippi Code of 1972, as amended.



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
     (3)   Logistical Support:

          (a) Through its own rail system, the Port Commission will provide rail ingress and egress to and from the Site, on site storage tracks for raw materials and finished goods and off-site storage (at location mutually agreeable to Company and Port Commission) and "wye" tracks at the CSX interchange ( the cost of the wye track is expected to be provided by CSX) for raw materials, intermediate product and finished goods. In addition to this rail support, the Port Commission will provide "logistical support services" including the operation of on-site switching at standard published rates.

          (b) "Logistic support" also includes an on-site resin handling facility including resin storage silos, on-site rail and truck loading docks from those silos, resin bagging and storage facilities (which resin bagging and storage facilities will be approximately 20,000 square feet), all of which will be located in a facility that is connected to the Company's manufacturing building via resin conveying pipelines. The facility and silos will be designed by the Company. The resin handling facilities will also be available for construction storage and offices during the construction of the Project.

     (4) Ethylene Glycol Storage Tanks and Delivery System: Construction (at location mutually agreeable to Company and Port Commission) of a system of storage tanks, pumps and a pipeline (which pipeline will be both off-site and on-site) capable of providing ethylene glycol to the Company's
manufacturing facility from barge delivery.   Port Commission will maintain
industrial barge canal and port to a depth of twelve (12) feet mean sea level. The Port Commission will also provide barge dock improvements pursuant to designs furnished by the Company. The Company will be responsible for any environmental damage caused by the Company.

     (5) Water Tank and Pipe Loop: At the option of the Company, construction of a water tank (at location designated by the Company) and on -site piping loop to provide the Company with the water it needs for its processes and the fire protection requested by the Company. The tank and piping loop will be designed to the Company's specifications and entire
capacity will be held exclusively for the Company.   In case of  emergency,
 the water tank and pipe loop system will be available to the Port
Commission.

     (6) Water Well and Tap Fee: Based upon specifications provided by the Company, a water well will provide the amount of water requested by the Company for the Company's processes and fire protection which well will be constructed at a location mutually agreed to by the Company and the Port Commission. Not more than Four Hundred Thousand Dollars ($400,000) of the Thirty-five Million Dollars ($35,000,000) provided from the proceeds of the Impact Bonds shall be allocated to this item without the prior written consent of the Company. While the Company will pay a fee for the water from this well, since the cost of construction of the well will be provided from proceeds of the Impact Bonds, no capital charge or tap fee will be included in the water fee.

     (7) Waste Water Treatment, Connection and Effluent Line: Construction (at location mutually agreeable to Company and Port Commission) of wastewater treatment facility designed to process the Company's wastewater. Not more than Seven Million Two Hundred Thousand Dollars ($7,200,000) of the Thirty -five Million Dollars ($35,000,000) provided from the proceeds of the Impact Bonds shall be allocated to this item without the prior written consent of the Company. The wastewater treatment facility (excluding the effluent pipeline) may not be used by any other party (except for sanitary wastewater) without the prior written consent of the Company which consent shall not be unreasonably withheld; provided, that such consent may be conditioned upon the Company entering into a mutual indemnity agreement satisfactory to the Company, which agreement will provide, inter alia, for the indemnification of the Company for any loss which may result from such use of the wastewater treatment facility. The wastewater treatment capital costs include all of the lift stations and pipelines (both on site and off site) to connect the Company to the wastewater treatment facility and pumping stations and pipeline required to take the effluent from the facility to the Pearl River.

     (8) Fiber Warehouse: Construction of an on-site fiber warehouse (containing approximately 60,000 square feet) adjacent to the Company's fiber processing facility to be used for the Company's fiber storage and excess spare parts storage. The warehouse will also be available for construction storage and construction offices. Not more than Two Million Five Hundred Thousand Dollars ($2,500,000) of the Thirty-five Million Dollars ($35,000,000) provided from the proceeds of the Impact Bonds shall be allocated to this item without the prior written consent of the Company.

     (9) Access Road: The construction of an additional access road, which shall meet or exceed the standards for State Aid Road construction and standards set by the Company, from Ansley Road to Calgon Road (behind the Company's property and between the Site and the neighboring site). Not more than One Million Five Hundred Thousand Dollars ($1,500,000) of the Thirty-five Million Dollars ($35,000,000) provided from the proceeds of the Impact Bonds shall be allocated to this item without the prior written consent of the Company.

    (10) Training Center: Construction of an off-site (at location mutually agreeable to Company and Port Commission) training center which will have an estimated 15,000 square feet. Initially, the training center will be used for temporary offices for the Company and the construction contractors and the training center will be held for the exclusive use of the Company and its employees through start-up of the Project. After initial start-up of the Project, the training center will be available for other users, with the Company to be provided priority during the first three years after start-up
of the Project.   The Company will be subject to standard user fees for the
use of the Training Center.   Not more than One Million Dollars ($1,000,000)
of the Thirty-five Million Dollars ($35,000,000) provided from the proceeds of the Impact Bonds shall be allocated to this item without the prior written consent of the Company.

    (11) Fire Station: Construction and equipping of an off-site (at location mutually agreeable to Company and Port Commission) fire station (including acquisition of one or more fire trucks) that meets the Company's requirements.

    (12) Temporary Offices and Construction Storage Rental: Office trailers to be provided by the MDECD as needed by the Company during construction. During the construction period, training center, resin bagging and storage facility and fiber warehouse will be made available to the Company to use for temporary offices and construction storage at no charge.

All portions of the Inducement Package to be financed with proceeds of Impact Bonds will be in accordance with designs submitted by or on behalf of the Company. With respect to the effluent line referenced in paragraph (7) above, the access road referenced in paragraph (9) above, the training center referenced in paragraph (10) above and the fire station referenced in paragraph (11) above, such designs shall not be considered final without the approval of the Port Commission, which approval will not be unreasonably withheld or delayed. The Company shall participate in the award of any contracts pertaining to the Project and the Company shall be deemed expert in the selection of the most qualified contractors. The Company shall have the right to inspect the Project during each phase of construction in order to assure compliance with the contract documents and the Company may reject any work not deemed acceptable by the Company. If the Company rejects any such work and, as a result of such rejection, a legal action is brought against the Port Commission and/or the County, the Company will indemnify and defend (and pay any judgment resulting in any litigation) the Port Commission and the County, as appropriate, in connection with any such legal action. In such event, the Company shall control the defense in any such action. This indemnification shall apply equally to the State and the MDECD in the event that either is a defendant in such litigation.

With respect to the selection of contractors, vendors, suppliers and other persons who are to be selected in accordance with public bidding procedures, the Company may include in the bid specifications, standards which must be met by all bidders in order to be eligible for consideration. Prior to the award of any such contract, the Company shall be given the opportunity to advise the Port Commission or the County that a bid submitted by an eligible bidder that is lower than all other bids received for such work is nevertheless not the best bid (based upon the Company's good faith determination). The County or Port Commission shall not accept such bid if the Company provides the County or Port Commission with detailed calculations and narrative summary showing that such bid should be rejected, all in accordance with Section 31-7-13(d). If, following the submission by the Company of such calculations and summary, the Port Commission or the County follows the recommendation of the Company and rejects the lowest bid, the Company will indemnify, defend and pay any judgment resulting in any litigation for any loss the Port Commission or the County, as appropriate, may incur as a result of the rejection of the low bid and the award of such job to another qualified bidder; provided, that the Company, as the real party in interest in such case, shall control the defense in any such action.

This indemnification shall apply equally to the State and the MDECD in the event that either is a defendant in such litigation.

With respect to costs associated with the Project relating to expenditures under the Impact Act, the State, the County and the Port Commission will assist the Company in structuring those purchases so as to incur the least possible amount of contractors' and/or sales tax.

The proceeds of the Impact Bonds (including investment earnings thereon) shall be disbursed pursuant to requisitions (in form to be provided to the Company by the Authority) submitted to the MDECD and approved by the Executive Director. Each requisition must be accompanied by a certificate executed by authorized representatives of the Company and the Port Commission certifying that the work or item for which payment or reimbursement is requested is to the signatory's knowledge, satisfactory. Payment will be made by or on behalf of the State within ten business days after the submission of complete requisitions and certificates. Payments may be made to the Company, the County, the Port Commission or contractors, as directed in the requisition.

It is the intention of the parties that the Project shall be financed, in part, with Thirty-five Million Dollars ($35,000,000) of proceeds under the Impact Act, together with investment earnings thereon as set forth herein. In the event the cost of acquiring, by construction or otherwise, the items listed in this Section of the Inducement Package is less, in the aggregate, than the amount of the proceeds of the Impact Bonds, the amount remaining on deposit shall be expended to pay for the cost of acquiring, by construction or otherwise, one or more of the following at the option of the Company: terephthalic acid unloading facility, terephthalic acid storage tanks, ethylene glycol rail unloading facility, guard houses, PIA unloading facility, fire protection pump house, underground utilities for cooling water, pipe racks and any other improvement designated by the Company which may lawfully be financed with the proceeds of Impact Bonds, provided, however, investment earnings on the proceeds of the Impact Bonds shall be used only with the approval of the Executive Director for any lawful purpose under the Act within Hancock County, Mississippi.

All amounts reflected as capitalized costs relating to the Project on the Company's books which are maintained in accordance with Generally Accepted Accounting Principles will be included in the computation of the initial capital investment being made with respect to the Project.

Benefits of Impact Act: The parties intend that the Company shall be entitled to all benefits that are available under the Impact Act as the same is presently interpreted and construed (including the rulings provided by the Mississippi State Tax Commission and the Attorney General of the State of Mississippi). In the event the Impact Act is amended or construed or interpreted and such amendment, construction or interpretation restricts or limits any of the benefits presently available thereunder, the Company shall be deemed to be "grand fathered" with respect to such benefits, to the extent consistent with applicable law. In the event such amendment, construction or interpretation results in the loss by the Company of any benefit which the Company is entitled to receive thereunder and under this Agreement, the Inducers shall use their best efforts, including, without limitation, attempting to persuade the Mississippi Legislature to take actions as will provide the Company with such additional inducements and benefits which will be of substantially equivalent value as such lost benefits. In the event the Impact Act is amended and such amendment broadens or expands any of the benefits presently available thereunder, the Company shall be permitted to take advantage of such additional or increased benefits, to the extent consistent with applicable law.

To the extent the same is permissible under applicable law, any amounts expended with respect to the Project in excess of Three Hundred Million Dollars ($300,000,000) shall be considered as part of any expansion (in order to calculate the initial capital investment with respect to an expansion) for purposes of meeting the standard set forth in Section 57-75-5(f)(i) (regarding the required expenditure of not less than Three Hundred Million Dollars ($300,000,000)). At the present time, the Company has not made any determination as to the timing of its long-term expansion plans.

HANCOCK COUNTY TAX INCREMENT BOND FINANCING

Hancock County, Mississippi, acting by and through its Board of Supervisors, will issue Tax Increment Bonds (the "County Bonds") in the principal amount of Five Million Dollars ($5,000,000), the proceeds of which shall be utilized to pay the reasonable costs of issuance associated with the issuance of the County Bonds (which amount is anticipated not to exceed Fifty Thousand Dollars ($50,000)) and to finance the costs associated with the following portions of the Project:

     (1) Purchase of Site (approximately 488 acres): The parties acknowledge that the approximately 488 acre parcel on which the improvements will be located (the "Site") is to be purchased by the County or the Port Commission with the proceeds of the County Bonds. Part of the Site is being purchased from a third party as a part of the purchase of a larger parcel of land. The parties hereto acknowledge and agree that the true value of the Site is approximately One Million Eight Hundred Seventy-eight Thousand Dollars ($1,878,000). Title to the Site and to all improvements located thereon which are financed with the proceeds of the Impact Bonds or the County Bonds shall be held by the Port Commission and the same shall be leased to the Company for an initial term of twenty (20) years. The Company shall pay rent for the Site at a rate of One Hundred Sixty Thousand Dollars ($160,000) per year. The Company shall pay rent for the improvements located on the Site at a rate of One Dollar ($1.00) per year. The Company shall have an option to purchase the Site and all improvements located thereon which are financed with the proceeds of the Impact Bonds or the County Bonds at the end of such twenty (20) year term for One Thousand Dollars ($1000). If the ethylene glycol unloading and transfer system described in paragraph (4) under the Mississippi Major Economic Impact Authority Bond Financing Section of this Inducement Package is located off-site, then the land on which it is located will be leased to the Company by the Port Commission for an initial term of twenty (20) years at a rent based upon the value of the unimproved land. At the end of such twenty (20) year term, the Company and the Port Commission will renegotiate the rent payable with respect to such land based upon appraised value calculated by a mutually agreed upon appraiser or appaisers.

     (2) Site Preparation: including clearing, grubbing, cutting and filling; topsoil stripping, stockpiling, respreading and fine grading; hydro seeding, swales and landscaping; storm drainage grading and piping; equalization basin and retention pond; environmental reports (phase I and all such additional phases or other work as requested by the Company), endangered species report, wetlands report, archeological, cultural and historical report; geotechnical and topographical report. Plans for all site improvements will be subject to prior review by and approval of the Company in order to ensure that the improvements will be consistent with the Company's master plan for the Site. If the findings set forth in any of such reports are deemed unacceptable by the Company, the Company shall have the right to any one or more of the following: remediation of such unsatisfactory condition (at no cost to the Company and without diminution of proceeds of the Impact Bonds or the County Bonds, except if the Company approves costs associated with wetlands mitigation); termination of this Inducement Agreement and any agreements entered into to consummate the terms hereof (without any obligation by the Company to reimburse MDECD or the County for amounts expended with respect to the Project, notwithstanding anything contained in Section 5 of the Inducement Agreement). The Company acknowledges that if the Company is responsible for any violations of any environmental laws pertaining to the Site, the Company will be responsible for remediating such condition and the Company will not seek contribution from the Port Commission or the County, absent evidence that such entity was responsible, in whole or in part, for such condition.

The Company agrees that it will provide reasonable assistance to the County with regard to the marketing of the County Bonds.

The County and Port Commission agree that they will advise the Company regarding any proposed use of all or any portion of the land not included in the Site which is being purchased from International Paper Company together with a portion of the Site ( the "Remaining Land") prior to making any commitment with any person (the "Potential User") in connection with the disposition or use of the Remaining Land. Upon receipt of such advice, the Company or such third party as is designated by the Company shall have the right and option to purchase (or lease, depending upon the nature of the interest that the Potential User had been offered) that portion of the Remaining Land which is the subject of such potential disposition, upon substantially the same terms and conditions and for the same price as that under consideration with the Potential User, subject to the following conditions: (i) The Company must show that it reasonably anticipates that such property will be developed for use (by the Company or by a third party) in approximately the same amount of time as such property would have been developed by the Potential User, and (ii) The Company reasonably anticipates that the use of the Remaining Land by the Company or such third party will result in a comparable number of jobs as that which could reasonably be expected to be created by the Potential User. This option may be assigned by the Company to such third party. The County and the Port Commission each agree that they will not lower any existing standards pertaining to the use of the Remaining Land or amend or repeal any restrictive covenants that pertain to the same without the consent of the Company.

In the event the cost of these items to be financed with the proceeds of the County Bonds is less than Five Million Dollars ($5,000,000), the County and Port Commission agree that they will work with the Company to determine additional uses for such proceeds in connection with the Project, subject to applicable law, it being the intent of the parties that the County and Port Authority will contribute Five Million Dollars ($5,000,000) to the cost of the Project.

MISSISSIPPI BUSINESS FINANCE CORPORATION RURAL ECONOMIC DEVELOPMENT BONDS

The MBFC will issue up to Four Hundred Million Dollars ($400,000,000) of revenue bonds under Section 57-10-401, et seq. to finance improvements, machinery and equipment included in the Project. The items so financed may be owned by and title may by held by an entity (which may be a foreign corporation, partnership or other entity) acting as lessor under one or more leases and the Company will pay or cause to be paid, rent to such lessor under the lease. All benefits that are available for an "approved company" under the RED Act will be made available for the Company notwithstanding the existence of such lease. Subject to the requirements of applicable law, the terms of the revenue bonds and the agreements entered into with respect to the revenue bonds will be subject to negotiations between the Company and the purchaser thereof.

MISSISSIPPI BUSINESS INVESTMENT ACT BONDS

The State and the County agree that, upon the request of the Company, they will make available up to Two Million One Hundred Thousand Dollars ($2,100,000) of proceeds of bonds issued pursuant to the Mississippi Business Investment Act. appearing as Section 57-61-1 et seq. (the "MBIA"). The amount of MBIA proceeds loaned to the Company will be subject to repayment with interest at a rate of two percent (2%) per annum and such loan will be amortized over fifteen years (or such shorter time as requested by the Company). This inducement, if not requested by the Company in connection with the Project, shall be made available in connection with any future expansions of the Project, provided such funding is available under applicable law at such time. For purposes of calculating the number of net full-time equivalent jobs created by the Project, a job shall be deemed created if a person is "employed at the Project." A person shall be deemed "employed at the Project" if such person is compensated (whether by the Company or by or through a third party, i.e. contract labor for more than 1820 hours (calculated on the basis of an average of 35 hours per week times 52 weeks) at the Site during a 365-day period.

TAX BENEFITS

RED Act Benefits: The parties intend that the Company shall be entitled to all benefits that are available under the RED Act as the same is presently interpreted and construed. In the event the RED Act is amended or construed or interpreted and such amendment, construction or interpretation restricts or limits any of the benefits presently available thereunder, the Company shall be deemed to be "grandfathered" with respect to such benefits, to the extent consistent with applicable law. In the event such amendment, construction or interpretation results in the loss by the Company of any benefit which the Company is entitled to receive thereunder and under this Agreement, the Inducers shall use their best efforts, including, without limitation, attempting to persuade the Mississippi Legislature to take actions as will provide the Company with such additional inducements and benefits which will be of substantially equivalent value as such lost benefits. In the event the RED Act is amended and such amendment broadens or expands any of the benefits presently available thereunder, the Company shall be permitted to take advantage of such additional or increased benefits, to the extent consistent with applicable law.

     (1) Dollar for dollar credit against all State corporate income taxes on the Company for all principal and interest payments and associated fees on RED Act bonds, subject to statutory limitations.

     (2) RED Act benefits shall be applicable to the Company and its successors and assigns (assignment subject to MBFC approval as provided in Section 15 of the Inducement Agreement).

     (3) RED Act benefits to be interpreted in accordance with a ruling of Mississippi State Tax Commission or MBFC provided specifically for the Project.

     (4) Purchases made with respect to the Project and the Project itself are exempt from all State sales tax, subject to applicable law and the rules and regulations of the Mississippi State Tax Commission.

     (5) The Company will not take advantage of the ten (10) year ad valorem tax exemption provided in the RED Act. Instead, the Company will pay a Fee in Lieu of Taxes pursuant to the terms and conditions of an agreement to be entered into between the Company and MDECD as provided for by Section 27-31-104 (the "Fee in Lieu Agreement"). Such Fee in Lieu of Taxes shall be equal to one-third of the ad valorem levy for the Project, including ad valorem taxes for school district purposes. The amount paid under the Fee in Lieu Agreement shall be apportioned between the County and the school districts in the following manner. First, an amount shall be apportioned to the school districts which shall be equal to the school districts' pro rata share based upon the proportion that the millage imposed for the school districts by the appropriate levying authority bears to the millage imposed by such levying authority for all other county or municipal purposes. The remaining fee in lieu payment amount (beyond the school tax portion) shall be retained by the County; provided, however, that it is agreed and understood that such retained amount shall be applied in full to pay debt service on the County Bonds.

          The Company expects the Project to consist of three separate production lines ("Production Lines"), and the aggregate cost of the Project will exceed the minimum capital investment required by Section 27-31-104. The Fee in Lieu Agreement shall include the following provisions:

          (a) The term of the Fee in Lieu Agreement shall commence on the First Assessment Date. For purposes of this Agreement, the term "First Assessment Date" shall mean the earliest January 1 by which both of the following events have occurred: (i) The Tax Assessor and the Company have determined that at least eighty percent (80%) of the real and/or personal property which is attributable to the first Production Line and subject to ad valorem assessment is in place and ready to operate, and (ii) the Company has met the $100,000,000.00 minimum capital investment required by Section 27-31-104. (As hereinafter used, the term "First Assessment Year" shall mean the period beginning with the First Assessment Date, and ending on December 31 of the same year.)

          (b) The Company and MDECD further agree that in addition to the First Assessment Year, the Fee in Lieu Agreement shall also include each of the four (4) calendar years succeeding the First Assessment Year (the "Succeeding Assessment Years"). For each Succeeding Assessment Year the Agreement shall cover all of the real and personal property acquired by the Company and placed or used in the Project during the prior calendar year.

          (c) The Company shall pay the Fee in Lieu of Taxes for a term of ten (10) consecutive years with respect to property subject to the Fee in Lieu Agreement as described immediately above. This means that said ten (10) year period shall commence on the First Assessment Date with respect to property described in subparagraph (a) above, and on January 1 of each Succeeding Assessment Year with respect to property described in subparagraph
(b) above. (For example, if the 80%/$100,000,000 requirements under subparagraph (a) are met on November 15, 1998, the First Assessment Date will be January 1, 1999, the First Assessment Year will be the 1999 calendar year, and the first Succeeding Assessment Year will be calendar year 2000. Beginning January 1, 2000, the Company would pay a Fee in Lieu of Taxes for 10 consecutive years with respect to the Project property subject to ad valorem assessment at January 1, 1999 (the First Assessment Date). Beginning January 1, 2001, the Company would pay a Fee in Lieu of Taxes for 10 consecutive years with respect to the property acquired by the Company and placed or used in the Project during the 1999 calendar year. The same approach would be employed for the three remaining Succeeding Assessment Years).

          Notwithstanding any other provision in this Agreement, it is understood and agreed that there shall be no ad valorem assessment or payment of the Fee in Lieu of Taxes with respect to any portion of the Project prior to the First Assessment Date. The Tax Assessor hereby acknowledges the existence and terms of the Fee in Lieu Agreement described herein and agrees to abide by such terms as they involve or require his acquiescence or approval.

          With respect to the calculation of the assessed valuation of the Project, if adequate justification is provided by the Company and subject to approval by the Mississippi State Tax Commission if required, the Tax Assessor will enter into an agreement with the Company providing, inter alia, for an accelerated depreciation schedule for certain personal property based upon special circumstances pertaining to the Company's manufacturing processes. The Tax Assessor also hereby agrees that the initial assessment of each Production Line (on the Assessment Date) shall not exceed the cost thereof.

     (6) The Company may utilize a job development assessment fee to be applied by the Company to repayment of debt service on Bonds pursuant to provisions of Section 57-10-413. Amount assessed employees shall constitute a nonrefundable credit against those employees' state individual income tax. The Company may take advantage of any amendments made to the job development assessment portion of the RED Act made by the Mississippi Legislature in the 1996 Legislative Session.

OTHER TAX BENEFITS

     (1) On a best efforts basis, the Inducers will provide for the extension of Foreign Trade Zone. Application to be made by the Port Commission based upon information to be provided by the Company.

     (2) County, the Tax Assessor, and MDECD to agree to provide maximum statutory tax exemptions and fee in lieu of taxes treatment for future additions and improvements to the Project upon the same basis as such inducements are provided herein upon proper application of Company for said exemptions or fee in lieu of taxes treatment pursuant to applicable law, it being understood that the present Board of Supervisors, Tax Assessor, or Executive Director of MDECD may not obligate a future Board of Supervisors, Tax Assessor, or Executive Director of MDECD; however, said officials who are a party to this Agreement shall use their best efforts to assure the availability of maximum exemptions and comparable fee in lieu of taxes treatment for future additional improvements. Said exemptions include, but are not limited to, ad valorem exemptions on real and personal property, raw materials, work in process, furniture and fixtures, machinery and equipment (including computer hardware and software), finished goods, and freeport warehouse exemptions.

     (3) Income tax credit (to be applied before income tax credit under RED Act) of $500 per net new full time job created at Project for five (5) year period (credit applied in years two (2) through six (6), pursuant to Section 57-73-21). The credit taken in any one tax year must be limited to an amount not greater than fifty percent (50%) of the Company's state income tax liability which is attributable to income derived from operations in the state for that year.

     (4) Income tax credit equal to twenty-five percent (25%) applied (pursuant to the provisions of Section 57-73-25) to qualified training expenses related to instructors, instructional materials and equipment and the construction and maintenance of facilities by community college designated for training purposes. The credit shall not exceed fifty percent (50%) of the income tax liability in a tax year and may be carried forward for the five (5) successive years if the amount allowable as credit exceeds the income tax liability in a tax year.

     (5) Upon receipt of complete Company application, appropriate governing authorities to grant ad valorem tax exemption (not including State and school taxes) for the maximum statutory term on finished goods manufactured in state that are held for sale or shipment to other than final consumers (Section 27-31-7).

     (6) Upon receipt of complete Company application, appropriate governing authorities of the Inducers will take all necessary action to provide a freeport warehouse exemption (ad valorem exemption on goods moving in interstate commerce through the State) on finished goods (Section 27-31-51) for the life of the Project.

     (7) Upon receipt of complete Company application, appropriate governing authorities of the Inducers to grant ad valorem tax exemption (not including State and school taxes) for the maximum statutory term on all eligible property, including raw materials and work-in-process inventory related to the Project (Section 27-31-101).

     (8) County and State agree that upon receipt of complete Company application, if same is required by applicable statutes, each of them will approve and provide any additional tax exemptions and/or credits hereafter provided by Mississippi law which may be provided by, or subject to the approval of, the County and State.

     (9) County Tax Assessor to assess real and personal property based upon values in accordance with general State guidelines and the pertinent provisions of Paragraph (5) under "RED Act Benefits" of the "TAX BENEFITS" section of this Agreement. Based on life expectancy of certain equipment or other special factors, use of accelerated depreciation schedules will be granted.

     (10) To the extent the same is lawfully available to the Company, the Company shall be permitted to take full advantage of and the County (and any other Inducer who is required to approve the same) will approve all ad valorem tax exemptions and credits and other tax incentives, including, but not limited to, the following: (i) national/regional headquarters credit,
(ii) research and development credits (Section 57-73-21(6) ), (iii) port income handling charge tax credits (Section 27-7-22.9). If any of the exemptions or credits listed in this paragraph expire pursuant to statute, the Company shall be "grandfathered" to the extent permissible under applicable law.

EMPLOYEE SELECTION/TRAINING ASSISTANCE

The State of Mississippi (the "State"), the Mississippi Employment Security Commission (the "Commission"), the Mississippi Department of Education (the "DOE") and Pearl River Community College (the "College") will assist the Company in the recruiting, pre-screening, pre-employment training, post-employment training and retraining of Company employees as follows:

   (1) The State, through the State Department of Education and the College, will assist the Company in preparing and submitting the overall Training
 Plan. A Training Memorandum will be prepared annually in a joint effort between the Company and the College to support the Training Plan. The Training Memorandum will outline, on an annual basis, plans and procedures to be utilized to support and assist the Company in the execution of their Training Plan. These documents will be submitted annually prior to the end of fiscal year.

   (2) The DOE will cause the Commission to use job descriptions provided by the Company to recruit and prescreen applicants and refer them to a selection process and pre-employment training program developed specifically by the College for the Company.

   (3) The State, through the State Department of Education and the College, will provide for profiling jobs selected by the Company and assess applicants using ACT Work Keys to insure they have the level of basic skills required to perform the job function being hired by the Company. The Company and the College will work in partnership to insure individuals provided are capable of meeting the job skills required to be hired by the Company. The College will design and conduct a pre-employment basic skills enhancement training program for these individuals (up to one hundred twenty (120) hours per person). The pre-employment training may incorporate information on the nature of the specific job opportunities and the working environment of the Company. The individual class size and schedule will be adjusted to meet the training requirements of the candidates.

   (4) The State, through the State Department of Education and the College, after completion of these assessments and pre-employment training, will refer to the Company the candidates that it believes meets all the requirements for the specific job descriptions provided by the Company. The Company will then make hiring decisions.

   (5) The State, through the State Department of Education and the College, with input from the Company, will design a job specific, post-employment training program for all company personnel employed in process related jobs. This may include the preparation of training materials, including the production of specific training manuals, aids and video tapes specifically created for the Company's needs.

   (6) The State, through the State Department of Education and the College, will provide post-employment and customized on-the-job training for hourly and salaried employees. The trainers may, at the Company's option, be company employees, and, if so, the Company will be reimbursed for the wages of the trainers up to a maximum of Fifteen Dollars ($15) per hour. The number of hours of this post-employment training provided per trainee is not set, but will be mutually agreed upon between the College and the Company.
This training phase may include reimbursement for training supplies.   This
post-employment training may also include some technical training at vendor sites, requested and approved in advance by the College and the Company, for employees directly involved with process training as well as on-the-job training, once the Project begins operation.

   (7) The State, through the State Department of Education and the College, after start-up of operations, will continue to provide the training services described in Items 5 and 6 above as equipment and processes are modified and upgraded and retraining of existing employees is required.

   (8) The inducements set forth in this Employee Selection/Training Assistance Section are further set forth in the letter of Dexter Holloway of the DOE to Mr. Bill Dorsey, dated October 4, 1995, a copy of which is attached hereto and incorporated by reference herein.

PROJECT OPERATIONS

The Port Bienville Industrial Park will be improved to provide services to the Company as outlined in this Agreement which are not currently available at the Park. The Company will pay the Port Commission for all services provided to the Company by the Port Commission under one or more service contracts that will provide for the reimbursement of the Port Commission for operational and overhead costs involved with providing the services. The Company will be required to pay standard fees for such services exclusive of any capital costs. In addition, the Company will be charged a fee for capital costs incurred by the Port Commission to construct assets that are used to provide services to the Company except that no capital reimbursement will be charged to the Company for assets that are funded with proceeds of the Impact Bonds or the County Bonds as described herein.

The Company shall have the option to enter into operations service contracts with the Port Commission for the following Project components (list not exclusive):

     (a)  Rail system
     (b)  Water tank and well systems
     (c)  Waste water treatment plant
     (d)  Training center

Fire Station: The Port Commission and/or the County will have the responsibility of coordinating the operations of the fire station and the volunteers operating the same.

Contracts for the services mentioned above will include customary provisions that will ensure quality service on a continuous basis. The Company shall be obligated to provide for the maintenance of and property insurance with

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respect to (1) all portions of the Project which are situated on Site, and
(2) the Ethylene Glycol Storage Tanks and Delivery System described in paragraph (4) under the Mississippi Major Impact Authority Bond Financing Section of this Inducement Package. Except with respect to the Ethylene Glycol Storage Tanks and Delivery System, the County and/or the Port Commission, as appropriate, shall be responsible for the maintenance of and property insurance with respect to all portions of the Project which are situated off Site. The parties recognize that the cost of maintaining the off Site portions of the Project and providing property insurance in connection therewith shall be charged to the Company and other users thereof as a component of customary usage fees and/or leasing arrangements. Each service contract (excluding any contract relating to the Rail system) will provide that the Company, if the Company deems it advisable so to do, may use its own labor force to provide such services, or to require the engagement of one or more third parties by the Port Commission (with the Company to provide any required additional payments) for the provision of such services.

Notwithstanding the above provisions of this Project Operations Section, the Company shall receive an annual credit for the first One Hundred Sixty Thousand Dollars ($160,000) of services provided under the service contracts (collectively) during the initial term of the lease pertaining to the Site.

MISCELLANEOUS

The County will use its best efforts to assist Company representatives in connection with permanent and temporary transfers.

The County and Port Commission will use their best efforts to provide advantageous financing to be made available to employees of the Company for relocation expenses and the purchase of homes in Hancock County.

The County and Port Commission will use their best efforts to assist employees of the Company with respect to placement of children of such employees in appropriate schools and school programs.

The County and Port Commission will use their best efforts to have programs adopted or expanded to encourage the relocation of employees to Hancock County.

The County and Port Commission will use their best efforts to expedite all permitting and licensing required with respect to the Project.

The Company agrees to provide timely information with respect to designs and requirements to the County and the Port Commission in order to enable the County and the Port Commission to perform their respective obligations hereunder.

In order to provide the Company and its affiliates with the flexibility to organize their corporate structure to maximize profitability, the Company and its affiliates shall have the ability to transfer all or any portion of the interests in the Company and/or the Project and/or this Agreement (including,

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without limitation, the Inducements referenced herein) to any one or more entities (foreign or domestic, existing or future) which are controlled by the Company or its affiliates (a "Permitted Transferee"). Transfer is broadly defined and includes, without limitation, mergers, liquidations, sales, leases, subleases, service contracts and contributions to other companies and any other type of reorganizations.

Given the current philosophy and commitment to the State of Mississippi exhibited by the Company's ultimate corporate parent, Wellman, Inc., all of the Inducers acknowledge that it is important to the State and the other Inducers that Wellman, Inc. maintain its current business and growth philosophies. A change in such philosophies could jeopardize the benefits the Inducers expect to derive for the citizens of the State of Mississippi over the life of the Project. Therefore, the Inducers desire to provide the benefits to be obtained by the Company only if there is no hostile takeover of Wellman, Inc., which takeover could, among other adverse events, result in a change of business philosophy, excess debt levels, restructuring, growth and requests for wage increases. Wellman, Inc. has a Shareholder Rights Agreement (the "Plan") which was established in August 1991 (and which has been amended subsequent to that date and which may be amended in the future), which causes substantial equity dilution in the event there is an attempt to acquire Wellman, Inc. on terms not approved by the Board of Directors of Wellman, Inc. In order to protect the interests of the Inducers, in the event the Rights are triggered (i.e., become exercisable under the Plan), the Company will be required to repay to the Inducers an amount equal to the value of all of the inducements provided herein.

It is the intent of the Inducers that the Company should not be liable for damages or loss by reason of the acceptance of the inducements referenced herein. To the extent permitted by applicable law, each of the Inducers agrees that it will, in good faith, attempt to minimize or eliminate any loss which the Company may incur by virtue of its execution of this Agreement and/ or the Company's acceptance of any of the inducements provided for herein. The obligations set forth in this paragraph shall be limited as to each Inducer solely to the inducements provided by such entity.

















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